UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO

§ 240.13d-2(a)

(Amendment No. 2)1

GoDaddy Inc.

(Name of Issuer)

Class A Common Stock, par value $0.001 per share

(Title of Class of Securities)

380237107

(CUSIP Number)

JEFFREY C. SMITH

STARBOARD VALUE LP

777 Third Avenue, 18th Floor

New York, New York 10017

(212) 845-7977

ANDREW FREEDMAN, ESQ.

MEAGAN REDA, ESQ.

OLSHAN FROME WOLOSKY LLP

1325 Avenue of the Americas

New York, New York 10019

(212) 451-2300

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

September 12, 2023

(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		11,465,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

11,465,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

PN

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

2

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		4,898,369
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

4,898,369
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

4,898,369
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

3.3%
14	TYPE OF REPORTING PERSON

CO

3

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY S LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		685,565
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

685,565
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

685,565
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

4

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY C LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		454,951
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

454,951
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

454,951
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

5

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD P FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		619,354
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

619,354
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

619,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 619,354 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

6

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE P GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		619,354
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

619,354
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

619,354*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 619,354 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

7

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,074,305
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,074,305
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,074,305*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

* Includes 619,354 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

8

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		255,077
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

255,077
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

255,077
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

9

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE L LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		255,077
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

255,077
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

255,077
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

10

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE R GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,329,382
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,329,382
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,329,382*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

* Includes 619,354 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

11

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD G FUND, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,173,692
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,173,692
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,173,692
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

12

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE G GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,173,692
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,173,692
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,173,692
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

OO

13

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD T FUND LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,221,181
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,221,181
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,221,181
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

PN

14

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,394,873
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,394,873
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,394,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.6%
14	TYPE OF REPORTING PERSON

PN

15

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE A GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		2,394,873
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

2,394,873
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

2,394,873
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

1.6%
14	TYPE OF REPORTING PERSON

OO

16

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD X MASTER FUND LTD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

CAYMAN ISLANDS
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		1,244,675
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

1,244,675
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,244,675
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

Less than 1%
14	TYPE OF REPORTING PERSON

CO

17

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD VALUE GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		11,465,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

11,465,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

OO

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

18

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		11,465,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

11,465,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

PN

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

19

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

STARBOARD PRINCIPAL CO GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

DELAWARE
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		11,465,000
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		- 0 -
PERSON WITH	9	SOLE DISPOSITIVE POWER

11,465,000
	10	SHARED DISPOSITIVE POWER

- 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

OO

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

20

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

JEFFREY C. SMITH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		11,465,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

11,465,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

IN

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

21

CUSIP No. 380237107

1	NAME OF REPORTING PERSON

PETER A. FELD
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐

6	CITIZENSHIP OR PLACE OF ORGANIZATION

USA
NUMBER OF	7	SOLE VOTING POWER
SHARES
BENEFICIALLY		- 0 -
OWNED BY	8	SHARED VOTING POWER
EACH
REPORTING		11,465,000
PERSON WITH	9	SOLE DISPOSITIVE POWER

- 0 -
	10	SHARED DISPOSITIVE POWER

11,465,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

11,465,000*
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

7.8%
14	TYPE OF REPORTING PERSON

IN

* Includes 1,455,414 Shares underlying certain forward purchase contracts exercisable within 60 days hereof.

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CUSIP No. 380237107

The following constitutes Amendment No. 2 to the Schedule 13D filed by the undersigned (“Amendment No. 2”). This Amendment No. 2 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by each of Starboard V&O Fund, Starboard S LLC, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and held in the Starboard Value LP Account were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases, except as otherwise noted, as set forth in Schedule A, which is incorporated by reference herein.

The aggregate purchase price of the 4,898,369 Shares beneficially owned by Starboard V&O Fund is approximately $342,472,065, excluding brokerage commissions. The aggregate purchase price of the 685,565 Shares beneficially owned by Starboard S LLC is approximately $47,861,880, excluding brokerage commissions. The aggregate purchase price of the 454,951 Shares beneficially owned by Starboard C LP is approximately $31,730,619, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 619,354 Shares by Starboard P LP is approximately $43,737,343, excluding brokerage commissions. The aggregate purchase price of the 255,077 Shares beneficially owned by Starboard L Master is approximately $17,726,415, excluding brokerage commissions. The aggregate purchase price of the 1,173,692 Shares beneficially owned by Starboard G LP is approximately $87,488,398, excluding brokerage commissions. The aggregate purchase price of the 1,221,181 Shares beneficially owned by Starboard T LP is approximately $86,614,128, excluding brokerage commissions. The aggregate purchase price of the 1,244,675 Shares beneficially owned by Starboard X Master is approximately $86,880,470, excluding brokerage commissions. The aggregate purchase price of the 76,076 Shares held in the Starboard Value LP Account is approximately $5,304,603, excluding brokerage commissions. The aggregate purchase price of the entered into over-the-counter forward purchase contracts for the purchase of 836,060 Shares by Starboard Value LP through the Starboard Value LP Account is approximately $59,547,922, excluding brokerage commissions.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On September 12, 2023, Starboard Value LP delivered a letter to the Issuer, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.	Interest in Securities of the Issuer.

Items 5(a)-(c) are hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each person named herein is based upon 146,812,421 Shares outstanding, as of July 28, 2023, which is the total number of Shares outstanding as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 4, 2023.

A.	Starboard V&O Fund
(a)	As of the close of business on September 11, 2023, Starboard V&O Fund beneficially owned 4,898,369 Shares.

23

CUSIP No. 380237107

Percentage: Approximately 3.3%

(b)	1. Sole power to vote or direct vote: 4,898,369
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 4,898,369
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard V&O Fund during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
B.	Starboard S LLC
(a)	As of the close of business on September 11, 2023, Starboard S LLC beneficially owned 685,565 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 685,565
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 685,565
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard S LLC during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
C.	Starboard C LP
(a)	As of the close of business on September 11, 2023, Starboard C LP beneficially owned 454,951 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 454,951
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 454,951
4. Shared power to dispose or direct the disposition: 0

24

CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard C LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
D.	Starboard P LP
(a)	As of the close of business on September 11, 2023, Starboard P LP beneficially owned 619,354 Shares, including 619,354 Shares underlying certain forward purchase contracts.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 619,354
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 619,354
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
E.	Starboard P GP
(a)	Starboard P GP, as the general partner of Starboard P LP, may be deemed the beneficial owner of the 619,354 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 619,354
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 619,354
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard P GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
F.	Starboard R LP
(a)	Starboard R LP, as the general partner of Starboard C LP and the managing member of Starboard P GP, may be deemed the beneficial owner of the (i) 454,951 Shares owned by Starboard C LP and (ii) 619,354 Shares owned by Starboard P LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,074,305
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,074,305
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP and Starboard P LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
G.	Starboard L Master
(a)	As of the close of business on September 11, 2023, Starboard L Master beneficially owned 255,077 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 255,077
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 255,077
4. Shared power to dispose or direct the disposition: 0

25

CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
H.	Starboard L GP
(a)	Starboard L GP, as the general partner of Starboard L Master, may be deemed the beneficial owner of the 255,077 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 255,077
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 255,077
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard L GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
I.	Starboard R GP
(a)	Starboard R GP, as the general partner of Starboard R LP and Starboard L GP, may be deemed the beneficial owner of the (i) 454,951 Shares owned by Starboard C LP (ii) 619,354 Shares owned by Starboard P LP, and (ii) 255,077 Shares owned by Starboard L Master.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,329,382
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,329,382
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard R GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of each of Starboard C LP, Starboard P LP and Starboard L Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
J.	Starboard G LP
(a)	As of the close of business on September 11, 2023, Starboard G LP beneficially owned 1,173,692 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,173,692
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,173,692
4. Shared power to dispose or direct the disposition: 0

26

CUSIP No. 380237107

(c)	The transactions in securities of the Issuer by Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
K.	Starboard G GP
(a)	Starboard G GP, as the general partner of Starboard G LP, may be deemed the beneficial owner of the 1,173,692 Shares owned by Starboard G LP.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,173,692
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,173,692
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard G GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
L.	Starboard T LP
(a)	As of the close of business on September 11, 2023, Starboard T LP beneficially owned 1,221,181 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,221,181
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,221,181
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard T LP has not entered into any transactions in securities of the Issuer during the past sixty days.
M.	Starboard A LP
(a)	Starboard A LP, as the managing member of Starboard G GP and the general partner of Starboard T LP, may be deemed the beneficial owner of the (i) 1,173,692 Shares owned by Starboard G LP and (ii) 1,221,181 Shares owned by Starboard T LP.

Percentage: Approximately 1.6%

(b)	1. Sole power to vote or direct vote: 2,394,873
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,394,873
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A LP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
27

CUSIP No. 380237107

N.	Starboard A GP
(a)	Starboard A GP, as the general partner of Starboard A LP, may be deemed the beneficial owner of the (i) 1,173,692 Shares owned by Starboard G LP and (ii) 1,221,181 Shares owned by Starboard T LP.

Percentage: Approximately 1.6%

(b)	1. Sole power to vote or direct vote: 2,394,873
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 2,394,873
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard A GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer on behalf of Starboard G LP during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
O.	Starboard X Master
(a)	As of the close of business on September 11, 2023, Starboard X Master beneficially owned 1,244,675 Shares.

Percentage: Less than 1%

(b)	1. Sole power to vote or direct vote: 1,244,675
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 1,244,675
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
P.	Starboard Value LP
(a)	As of the close of business on September 11, 2023, 912,136 Shares were held in the Starboard Value LP Account, including 836,060 Shares underlying certain forward purchase contracts. Starboard Value LP, as the investment manager of Starboard V&O Fund, Starboard C LP, Starboard P LP, Starboard L Master, Starboard G LP, Starboard T LP, Starboard X Master and the Starboard Value LP Account and the manager of Starboard S LLC, may be deemed the beneficial owner of the (i) 4,898,369 Shares owned by Starboard V&O Fund, (ii) 685,565 Shares owned by Starboard S LLC, (iii) 454,951 Shares owned by Starboard C LP, (iv) 619,354 Shares owned by Starboard P LP, (v) 255,077 Shares owned by Starboard L Master, (vi) 1,173,692 Shares owned by Starboard G LP, (vii) 1,221,181 Shares owned by Starboard T LP, (viii) 1,244,675 Shares owned by Starboard X Master and (ix) 912,136 Shares held in the Starboard Value LP Account.

28

CUSIP No. 380237107

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 11,465,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,465,000
4. Shared power to dispose or direct the disposition: 0

(c)	The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
Q.	Starboard Value GP
(a)	Starboard Value GP, as the general partner of Starboard Value LP, may be deemed the beneficial owner of the (i) 4,898,369 Shares owned by Starboard V&O Fund, (ii) 685,565 Shares owned by Starboard S LLC, (iii) 454,951 Shares owned by Starboard C LP, (iv) 619,354 Shares owned by Starboard P LP, (v) 255,077 Shares owned by Starboard L Master, (vi) 1,173,692 Shares owned by Starboard G LP, (vii) 1,221,181 Shares owned by Starboard T LP, (viii) 1,244,675 Shares owned by Starboard X Master and (ix) 912,136 Shares held in the Starboard Value LP Account.

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 11,465,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,465,000
4. Shared power to dispose or direct the disposition: 0

(c)	Starboard Value GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
R.	Principal Co
(a)	Principal Co, as a member of Starboard Value GP, may be deemed the beneficial owner of the (i) 4,898,369 Shares owned by Starboard V&O Fund, (ii) 685,565 Shares owned by Starboard S LLC, (iii) 454,951 Shares owned by Starboard C LP, (iv) 619,354 Shares owned by Starboard P LP, (v) 255,077 Shares owned by Starboard L Master, (vi) 1,173,692 Shares owned by Starboard G LP, (vii) 1,221,181 Shares owned by Starboard T LP, (viii) 1,244,675 Shares owned by Starboard X Master and (ix) 912,136 Shares held in the Starboard Value LP Account.

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 11,465,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,465,000
4. Shared power to dispose or direct the disposition: 0

29

CUSIP No. 380237107

(c)	Principal Co has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.
S.	Principal GP
(a)	Principal GP, as the general partner of Principal Co, may be deemed the beneficial owner of the (i) 4,898,369 Shares owned by Starboard V&O Fund, (ii) 685,565 Shares owned by Starboard S LLC, (iii) 454,951 Shares owned by Starboard C LP, (iv) 619,354 Shares owned by Starboard P LP, (v) 255,077 Shares owned by Starboard L Master, (vi) 1,173,692 Shares owned by Starboard G LP, (vii) 1,221,181 Shares owned by Starboard T LP, (viii) 1,244,675 Shares owned by Starboard X Master and (ix) 912,136 Shares held in the Starboard Value LP Account.

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 11,465,000
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 11,465,000
4. Shared power to dispose or direct the disposition: 0

(c)	Principal GP has not entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

T.	Messrs. Smith and Feld

(a)	Each of Messrs. Smith and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the (i) 4,898,369 Shares owned by Starboard V&O Fund, (ii) 685,565 Shares owned by Starboard S LLC, (iii) 454,951 Shares owned by Starboard C LP, (iv) 619,354 Shares owned by Starboard P LP, (v) 255,077 Shares owned by Starboard L Master, (vi) 1,173,692 Shares owned by Starboard G LP, (vii) 1,221,181 Shares owned by Starboard T LP, (viii) 1,244,675 Shares owned by Starboard X Master and (ix) 912,136 Shares held in the Starboard Value LP Account.

Percentage: Approximately 7.8%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 11,465,000
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 11,465,000

30

CUSIP No. 380237107

(c)	None of Messrs. Smith or Feld has entered into any transactions in securities of the Issuer during the past sixty days. The transactions in securities of the Issuer by Starboard Value LP through the Starboard Value LP Account and on behalf of each of Starboard V&O Fund, Starboard C LP, Starboard S LLC, Starboard P LP, Starboard L Master, Starboard G LP and Starboard X Master during the past sixty days are set forth in Schedule A and are incorporated herein by reference.

The filing of this Schedule 13D shall not be deemed an admission that the Reporting Persons are, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, the beneficial owners of any securities of the Issuer that he or it does not directly own. Each of the Reporting Persons specifically disclaims beneficial ownership of the securities reported herein that he or it does not directly own.

In addition to the Shares beneficially owned by the Reporting Persons as set forth in this filing, and while the Reporting Persons have no current knowledge of the following holdings, the Reporting Persons understand that Toronto Dominion Bank and TD Asset Management Inc. (together, “TD”) had investment discretion over 313,278 Shares as of June 30, 2023, which would represent beneficial ownership of less than 1% of the outstanding Shares as of such date, as such information was set forth in the Form 13F-HR filings filed by TD on August 10, 2023 and August 9, 2023. As reported in the Form ADV filed by Starboard Value LP, Toronto Dominion Bank is included as an indirect control person under Schedule B/C Indirect Owners of the Form ADV as a result of the closing of the acquisition of Cowen Inc. by Toronto Dominion Bank. The validity of the indirect transfer of Cowen Inc.’s ownership interest in Starboard Value LP is subject to an ongoing dispute. The Reporting Persons disclaim the existence of a “group” within the meaning of Section 13(d)(3) of the Exchange Act with TD or any other person other than the other Reporting Persons.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

As previously disclosed, each of Starboard P LP and Starboard Value LP through the Starboard Value LP Account entered into forward purchase contracts with Goldman Sachs as the counterparty initially providing for the purchase of an aggregate of 695,275 Shares and 5,130 Shares, respectively (the “Initial Goldman Forward Contracts”). Since the filing of Amendment No. 1 to the Schedule 13D, Starboard P LP has sold certain of the Initial Goldman Forward Contracts and Starboard P LP and Starboard Value LP through the Starboard Value LP Account have entered into certain additional forward purchase contracts with Goldman Sachs as the counterparty (the “Additional Goldman Forward Contracts” and together with the Initial Goldman Forward Contracts, the “Goldman Forward Contracts”). Accordingly, Starboard P LP and Starboard Value LP through the Starboard Value LP Account are parties to the Goldman Forward Contracts providing for the purchase of an aggregate of 618,983 Shares and 59,763 Shares having a purchase price of approximately $43,712,172 and $4,438,598, respectively. The Goldman Forward Contracts have a final valuation date of December 6, 2023, however, each of Starboard P LP and Starboard Value LP through the Starboard Value LP Account has the ability to elect early settlement after serving notice to the counter-party of such intention at least two scheduled trading days in advance of the desired early final valuation date. Each of the Goldman Forward Contracts provides for physical settlement. Until the settlement date, none of the Goldman Forward Contracts give the Reporting Persons voting and dispositive control over the Shares to which such contracts relate.

31

CUSIP No. 380237107

Starboard Value LP through the Starboard Value LP entered into forward purchase contracts with Bank of America as the counterparty providing for the purchase of an aggregate of 776,297 Shares having an aggregate purchase price of approximately $55,109,324 (the “BA Forward Contracts”). Each of the BA Forward Contracts has a final valuation date of September 13, 2024, however, Starboard Value LP through the Starboard Value LP Account has the ability to elect early settlement after serving notice to the counter-party of such intention at least two scheduled trading days in advance of the desired early final valuation date. Each of the BA Forward Contracts provides for physical settlement. Until the settlement date, none of the BA Forward Contracts give the Reporting Persons voting and dispositive control over the Shares to which such contracts relate.

Other than as described herein, there are no contracts, arrangements, understandings or relationships among the Reporting Persons, or between the Reporting Persons and any other person, with respect to the securities of the Issuer.

Item 7.	Material to be Filed as Exhibits.

Item 7 is hereby amended to add the following exhibit:

99.1	Letter to the Issuer’s CEO and Chairman, dated September 12, 2023.

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CUSIP No. 380237107

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 12, 2023

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard Value and Opportunity S LLC

By: Starboard Value LP,

its manager

Starboard Value and Opportunity C LP

By: Starboard Value R LP,

its general partner

STARBOARD VALUE R LP

By: Starboard Value R GP LLC,

its general partner

Starboard Value and Opportunity Master Fund L LP

By: Starboard Value L LP,

its general partner

Starboard Value L LP

By: Starboard Value R GP LLC,

its general partner

Starboard G Fund, L.P.

By: Starboard Value G GP, LLC,

its general partner

STARBOARD P FUND LP

By: Starboard Value P GP LLC,

its general partner

STARBOARD VALUE P GP LLC

By: Starboard Value R LP,

its member

STARBOARD VALUE G GP, LLC

By: Starboard Value A LP,

its managing member

Starboard Value A LP

By: Starboard Value A GP LLC,

its general partner

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

Starboard X MASTER FUND LTD

By: Starboard Value LP,

its investment manager

STARBOARD VALUE LP

By: Starboard Value GP LLC,

its general partner

STARBOARD VALUE GP LLC

By: Starboard Principal Co LP,

its member

STARBOARD PRINCIPAL CO LP

By: Starboard Principal Co GP LLC,

its general partner

STARBOARD PRINCIPAL CO GP LLC

Starboard Value A GP LLC

Starboard Value R GP LLC

By:	/s/ Jeffrey C. Smith
	Name:	Jeffrey C. Smith
	Title:	Authorized Signatory

/s/ Jeffrey C. Smith
Jeffrey C. Smith
Individually and as attorney-in-fact for Peter A. Feld

33

CUSIP No. 380237107

SCHEDULE A

Transactions in Securities of the Issuer During the Past Sixty Days

Nature of the Transaction	Amount of Securities Purchased/(Sold)	Price ($)	Date of Purchase/Sale

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD

Sale of Class A Common Stock	(21,152)	77.7744	07/13/2023
Sale of Class A Common Stock	(21,152)	77.5050	07/17/2023
Sale of Class A Common Stock	(31,728)	77.8155	07/18/2023
Sale of Class A Common Stock	(5,499)	78.1130	07/19/2023
Sale of Class A Common Stock	(31,728)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(62,900)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(52,300)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(52,300)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(62,900)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	125,800	70.0000	08/04/2023
Purchase of Class A Common Stock	137,030	70.3000	08/29/2023
Sale of Class A Common Stock	(42,665)	70.8632	08/29/2023
Sale of Class A Common Stock	(10,681)	72.3205	08/31/2023
Sale of Class A Common Stock	(37,597)	74.6219	09/05/2023
Sale of Class A Common Stock	(15,808)	74.7006	09/07/2023

STARBOARD VALUE AND OPPORTUNITY S LLC

Sale of Class A Common Stock	(2,979)	77.7744	07/13/2023
Sale of Class A Common Stock	(2,980)	77.5050	07/17/2023
Sale of Class A Common Stock	(4,469)	77.8155	07/18/2023
Sale of Class A Common Stock	(775)	78.1130	07/19/2023
Sale of Class A Common Stock	(4,469)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(7,800)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(7,400)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(7,400)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(7,800)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	15,600	70.0000	08/04/2023
Purchase of Class A Common Stock	16,923	70.3000	08/29/2023
Sale of Class A Common Stock	(5,991)	70.8632	08/29/2023
Sale of Class A Common Stock	(1,495)	72.3205	08/31/2023
Sale of Class A Common Stock	(5,262)	74.6219	09/05/2023
Sale of Class A Common Stock	(2,212)	74.7006	09/07/2023

CUSIP No. 380237107

STARBOARD P FUND LP

Sale of Forward Contract	(2,806)	77.7744	07/13/2023
Sale of Forward Contract	(2,805)	77.5050	07/17/2023
Sale of Forward Contract	(4,208)	77.8155	07/18/2023
Sale of Forward Contract	(730)	78.1130	07/19/2023
Sale of Forward Contract	(4,208)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(900)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(6,900)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(6,900)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(900)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	1,800	70.0000	08/04/2023
Sale of Class A Common Stock	(1,800)	70.5147	08/07/2023
Purchase of Forward Contract	1,800	70.5533	08/07/2023
Purchase of Class A Common Stock	2,245	70.3000	08/29/2023
Sale of Forward Contract	(5,528)	70.8632	08/29/2023
Sale of Class A Common Stock	(2,245)	72.6229	08/31/2023
Purchase of Forward Contract	2,245	72.6556	08/31/2023
Sale of Forward Contract	(1,351)	72.3205	08/31/2023
Sale of Forward Contract	(4,754)	74.6219	09/05/2023
Sale of Forward Contract	(1,999)	74.7006	09/07/2023

STARBOARD VALUE AND OPPORTUNITY C LP

Sale of Class A Common Stock	(1,963)	77.7744	07/13/2023
Sale of Class A Common Stock	(1,963)	77.5050	07/17/2023
Sale of Class A Common Stock	(2,945)	77.8155	07/18/2023
Sale of Class A Common Stock	(510)	78.1130	07/19/2023
Sale of Class A Common Stock	(2,945)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(5,900)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(4,900)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(4,900)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(5,900)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	11,800	70.0000	08/04/2023
Purchase of Class A Common Stock	12,927	70.3000	08/29/2023
Sale of Class A Common Stock	(3,961)	70.8632	08/29/2023
Sale of Class A Common Stock	(992)	72.3205	08/31/2023
Sale of Class A Common Stock	(3,492)	74.6219	09/05/2023
Sale of Class A Common Stock	(1,468)	74.7006	09/07/2023

CUSIP No. 380237107

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

Sale of Class A Common Stock	(1,101)	77.7744	07/13/2023
Sale of Class A Common Stock	(1,100)	77.5050	07/17/2023
Sale of Class A Common Stock	(1,651)	77.8155	07/18/2023
Sale of Class A Common Stock	(286)	78.1130	07/19/2023
Sale of Class A Common Stock	(1,651)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(3,300)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(2,700)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(2,700)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(3,300)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	6,600	70.0000	08/04/2023
Purchase of Class A Common Stock	7,286	70.3000	08/29/2023
Sale of Class A Common Stock	(2,221)	70.8632	08/29/2023
Sale of Class A Common Stock	(556)	72.3205	08/31/2023
Sale of Class A Common Stock	(1,958)	74.6219	09/05/2023
Sale of Class A Common Stock	(823)	74.7006	09/07/2023

STARBOARD X MASTER FUND LTD

Sale of Class A Common Stock	(5,115)	77.7744	07/13/2023
Sale of Class A Common Stock	(5,116)	77.5050	07/17/2023
Sale of Class A Common Stock	(7,673)	77.8155	07/18/2023
Sale of Class A Common Stock	(1,330)	78.1130	07/19/2023
Sale of Class A Common Stock	(7,674)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(16,600)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(12,700)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(12,700)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(16,600)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	33,200	70.0000	08/04/2023
Purchase of Class A Common Stock	36,197	70.3000	08/29/2023
Sale of Class A Common Stock	(10,343)	70.8632	08/29/2023
Purchase of Class A Common Stock	55,000	72.3549	08/30/2023
Sale of Class A Common Stock	(2,714)	72.3205	08/31/2023
Sale of Class A Common Stock	(9,554)	74.6219	09/05/2023
Sale of Class A Common Stock	(4,017)	74.7006	09/07/2023

CUSIP No. 380237107

STARBOARD G FUND, L.P.

Sale of Class A Common Stock	(5,299)	77.7744	07/13/2023
Sale of Class A Common Stock	(5,299)	77.5050	07/17/2023
Sale of Class A Common Stock	(7,948)	77.8155	07/18/2023
Sale of Class A Common Stock	(1,378)	78.1130	07/19/2023
Sale of Class A Common Stock	(7,948)	77.1551	08/01/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(2,600)	0.4509	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(13,100)	0.4870	08/02/2023
Sale of August 2023 Call Option ($80.00 Strike Price)[2]	(13,100)	0.5765	08/03/2023
Sale of August 2023 Put Option ($70.00 Strike Price)[1]	(2,600)	0.5754	08/03/2023
Acquisition of Common Stock Upon Assignment of August 2023 Put Option ($70.00 Strike Price)	5,200	70.0000	08/04/2023
Purchase of Class A Common Stock	6,306	70.3000	08/29/2023
Sale of Class A Common Stock	(10,457)	70.8632	08/29/2023
Sale of Class A Common Stock	(2,559)	72.3205	08/31/2023
Sale of Class A Common Stock	(9,009)	74.6219	09/05/2023
Sale of Class A Common Stock	(3,788)	74.7006	09/07/2023

STARBOARD VALUE LP

(Through the Starboard Value LP Account)

Sale of Class A Common Stock	(4,047)	77.7744	07/13/2023
Sale of Class A Common Stock	(4,047)	77.5050	07/17/2023
Sale of Class A Common Stock	(6,071)	77.8155	07/18/2023
Sale of Class A Common Stock	(1,052)	78.1130	07/19/2023
Sale of Class A Common Stock	(6,070)	77.1551	08/01/2023
Purchase of Class A Common Stock	24,680	70.3000	08/29/2023
Sale of Class A Common Stock	(7,952)	70.8632	08/29/2023
Sale of Class A Common Stock	(1,989)	72.3205	08/31/2023
Sale of Class A Common Stock	(7,001)	74.6219	09/05/2023
Sale of Class A Common Stock	(2,944)	74.7006	09/07/2023

______________________________

1 Represents Shares underlying American-style put options sold short in the over the counter market. These put options were exercised pursuant to their terms on August 4, 2023.

2 Represents Shares underlying American-style call options sold short in the over the counter market. These call options expired worthless pursuant to their terms on August 4, 2023.